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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Willis Lease Finance Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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WILLIS LEASE FINANCE CORPORATION

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

        You are cordially invited to attend the 2011 Annual Meeting of Stockholders of WILLIS LEASE FINANCE CORPORATION, which will be held at our executive offices, 773 San Marin Drive, Suite 2215, Novato, California, 94998 at 4:00 p.m. local time on Wednesday, May 18, 2011. Directions to attend the Annual Meeting where you may vote in person can be found on our website: www.willislease.com (see "Investor").

        In addition to any other business that may properly come before the meeting or any adjournment or postponement thereof, the following proposals are to be voted on at the Annual Meeting:

  •
  To elect two Class I Directors to serve until the 2014 Annual Meeting of Stockholders: Robert T. Morris, and W. William Coon, Jr. The Board of Directors recommends that you vote FOR this proposal.

  •
  To hold an advisory vote on executive compensation as disclosed in these materials. The Board of Directors recommends that you vote FOR approval of such executive compensation.

  •
  To hold an advisory vote on whether an advisory vote on executive compensation should be held every one, two or three years. The Board of Directors recommends that you vote FOR the option of "every three years".

  •
  To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm. The Board of Directors recommends that you vote FOR this proposal.

        The Board of Directors has fixed the close of business on March 21, 2011 as the record date for determining those stockholders who will be entitled to notice of and to vote at the meeting. The stock transfer books will not be closed between the record date and the date of the meeting. A quorum comprising the holders of the majority of the outstanding shares of our common stock on the record date must be present or represented for the transaction of business at the 2011 Annual Meeting of Stockholders. Accordingly, it is important that your shares be represented at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE, to ensure that your shares will be voted at the 2011 Annual Meeting of Stockholders. You may revoke your proxy at any time prior to the time it is voted.

        The proxy material is being mailed to you on or about April 29, 2011. Please read the proxy material carefully. Your vote is important, and we appreciate your cooperation in considering and acting on the matters presented.

By Order of the Board of Directors,
Charles F. Willis, IV Chairman of the Board

April 29, 2011

WILLIS LEASE FINANCE CORPORATION

PROXY STATEMENT

i

You should read the entire proxy
statement carefully prior to returning your proxy

PROXY STATEMENT
FOR
2011 ANNUAL MEETING OF STOCKHOLDERS
OF
WILLIS LEASE FINANCE CORPORATION
To Be Held on May 18, 2011

SOLICITATION AND VOTING OF PROXIES

General

        This proxy statement is furnished in connection with the solicitation by the Board of Directors (also referred to as the "Board") of WILLIS LEASE FINANCE CORPORATION ("we," "us," "our," "Willis Lease" or the "Company") of proxies to be voted at the 2011 Annual Meeting of Stockholders, which will be held at 4:00 p.m. local time on Wednesday, May 18, 2011 at our executive offices, located at 773 San Marin Drive, Suite 2215, Novato, California 94998, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of 2011 Annual Meeting of Stockholders.

        This proxy statement is being mailed to stockholders on or about April 29, 2011. Our 2010 Annual Report is being mailed to stockholders concurrently with this proxy statement. You should not regard the 2010 Annual Report as proxy soliciting material or as a communication by means of which any solicitation of proxies is to be made.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 18, 2010: The Proxy Statement and the 2010 Annual Report are available at https://materials.proxyvote.com/970646.

Voting

        The close of business on March 21, 2011 is the record date for determining whether you in your capacity as a stockholder are entitled to notice of and to vote at the 2011 Annual Meeting of Stockholders. As of that date, we had 8,813,038 shares of common stock, $0.01 par value, issued and outstanding. All of the shares of our common stock outstanding on the record date are entitled to vote at the 2011 Annual Meeting of Stockholders. If you are entitled to vote at the meeting, you will have one vote for each share of common stock you hold with regard to each matter to be voted upon.

        The required quorum for the meeting is a majority of the outstanding shares of common stock eligible to be voted on the matters to be considered at the meeting.

        Shares of our common stock represented by proxies which are properly executed and returned to us on the accompanying proxy card will be voted at the 2011 Annual Meeting of Stockholders in accordance with the instructions you mark on the proxy card. If you do not mark any instructions on the proxy card, your shares represented by the proxy card will be voted for the election of the Board's nominees as Class I Directors, and in favor of Proposals 2 and 4, and in favor of the Board's recommendation for Proposal 3. In the election for directors (Proposal 1), the nominees for Class I Directors receiving the highest number of affirmative votes will be elected. The affirmative vote of a majority of the shares voted in person or by proxy at the 2011 Annual Meeting is required for the adoption of Proposals 2 and 4. The Company will consider the plurality of votes cast in respect of Proposal 3 as the preference of our stockholders, on an advisory basis, as to the frequency of advisory votes to approve our executive compensation. Pursuant to SEC rules, if an alternative with respect to Proposal 3 receives a majority of votes cast and we adopt that frequency, we may exclude from future proxy statements any stockholder proposal asking that a different frequency be used.

        If a properly signed proxy or ballot indicates that you abstain from voting or that your shares are not to be voted on a particular proposal, your shares will not be counted as having been voted on that proposal, although your shares will be counted as being in attendance at the meeting for purposes of determining the presence of a quorum. Broker non-votes (i.e., shares held by brokers or nominees as to which instructions have not been received from beneficial owners or persons entitled to vote that the broker or nominee does not have discretionary power to vote on a particular matter) are counted towards a quorum, but are not counted for purposes of the proposals in determining whether a matter has been approved by a majority of the shares represented in person or by proxy and entitled to vote.

        Our management does not know of any matters to be presented at the 2011 Annual Meeting of Stockholders other than those set forth in this proxy statement and in the Notice accompanying this proxy statement. If other matters should properly come before the meeting, the proxy holders will vote on such matters in accordance with their best judgment.

Revocability of Proxies

        If you give a proxy in the form accompanying this proxy statement, you have the right to revoke it at any time before it is voted at the meeting. You may revoke your proxy by:

  •
  filing an instrument of revocation with our Corporate Secretary;

  •
  presenting at or prior to the meeting of a duly executed proxy bearing a later date; or

  •
  attending the meeting and electing to vote in person.

Solicitation

        This solicitation is made by our Board of Directors on our behalf. The entire cost of preparing, assembling and mailing the Notice of 2011 Annual Meeting of Stockholders, this proxy statement and the enclosed proxy card, and of soliciting proxies, will be paid by us. Proxies will be solicited principally through the use of the mails, but we may solicit proxies personally or by telephone, electronic mail or special letter by our officers and our regular employees for no additional compensation. We have retained American Stock Transfer & Trust and Broadridge to aid in the solicitation at an estimated cost to us of approximately $13,525 plus out-of-pocket expenses.

INFORMATION ABOUT THE BOARD OF DIRECTORS
AND THE COMMITTEES OF THE BOARD

Board of Directors

        Our Bylaws authorize us to have six Directors. At the present time, the Board consists of six Directors who are divided into three classes of two directors each: Class I, Class II and Class III. One class is elected each year for a three-year term. Gérard Laviec, W. William Coon, Jr., Hans Joerg Hunziker, and Robert T. Morris are independent directors, as defined in the NASDAQ listing standard.

        Our business, property and affairs are managed under the direction of the Board. Directors are kept informed of our business through discussions with our President and Chief Executive Officer and our other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. The Board held a total of four meetings during the fiscal year ended December 31, 2010. Each incumbent director attended at least 75% of the aggregate of: (i) the total number of meetings of the Board; and (ii) the total number of meetings held by all Committees of the Board on which he served.

Communications with the Board

        You may communicate with the Board of Directors by sending a letter to: Board of Directors, Willis Lease Finance Corporation, c/o Office of the Corporate Secretary, 773 San Marin Drive, Suite 2215, Novato, California 94998. Our Office of the Corporate Secretary will receive your correspondence and forward it to the Board of Directors or to any individual director or directors to whom your communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to us or our business, or is similarly inappropriate. The Office of the Corporate Secretary has the authority to discard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.

Attendance at the Annual Meeting of Stockholders

        Mr. Willis and Mr. Morris attended the 2010 Annual Meeting of Stockholders; our other directors did not attend. We have no policy requiring Board members to attend our annual meeting.

Committees of the Board

        The Board of Directors has an Audit Committee and a Compensation Committee, both currently comprised solely of independent directors, as defined by the NASDAQ listing standard.

        The Board does not have a nominating committee or committee performing the functions of such a committee. The Board has determined that the function of a nominating committee is adequately fulfilled by the independent directors. It has not established such a committee and therefore has no nominating committee charter. The full Board of Directors participates in the consideration of any director nominee.

        Although we have not formally set any specific minimum qualifications that director nominees must possess, we look for candidates with the appropriate experience in aviation and leasing, a strong professional background, and a general understanding of marketing, finance and other disciplines related to the success of a company in our industry. And although not part of any formal policy, our goal is a balanced and diverse Board, with members whose skills, background and experience are complimentary and, together, cover the spectrum of areas that impact our business. Our directors are generally nominated by our management or other directors, and each nominee is evaluated based on the above qualifications and in the context of the Board as a whole. While we do not normally engage professional search firms or other third parties in connection with our Board nomination process, we may do so in the future.

        Since we do not have a history of stockholder nominations of directors, we do not have a formal policy regarding stockholder nominees to the Board. Under our Bylaws, stockholders wishing to nominate a candidate for director must give notice to our Corporate Secretary no later than the close of business on the 90th day prior to the first anniversary of our preceding year's annual meeting. If the annual meeting is more than 30 days before or 60 days after such anniversary date, the notice must be delivered no later than the 90th day prior to such annual meeting or the 10th day following the day on which we publicly announce the annual meeting date. The notice should set forth: (i) the name, age, business address and residence address of the nominee; (ii) the principal occupation or employment of the nominee; (iii) the class and number of our shares beneficially owned by the nominee; (iv) a description of all arrangements or understandings between the stockholder and the nominee and any other person(s) pursuant to which the nomination is made by the stockholder; and (v) any other information relating to the nominee that is required to be disclosed in proxy statements for the election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934. Nominees proposed by stockholders will be evaluated in the same manner as those proposed by management or existing directors.

        The Audit Committee oversees our accounting function, internal controls and financial reporting process on behalf of the Board. The NASDAQ's listing rules require that our Audit Committee be composed of at least three independent directors. The Audit Committee meets with our financial management and our independent auditors to review our financial statements and filings, the audit and matters arising from them, and financial reporting procedures, including any significant judgments made in preparation of the financial statements. The Audit Committee currently consists of Directors Robert T. Morris (Chair), Gérard Laviec and W. William Coon, Jr. All members of the Audit Committee are able to read and understand financial statements. Mr. Morris also qualifies as an audit committee financial expert, as defined by the SEC, and is financially sophisticated as required by the NASDAQ listing standards. The Committee held four meetings during the 2010 fiscal year. The Audit Committee's charter is available on the Company's web site (www.willislease.com).

        The Compensation Committee reviews and approves our compensation arrangements for executive officers and administers the 2007 Stock Incentive Plan. The Compensation Committee currently consists of Directors Hans Joerg Hunziker (Chair as of January 1, 2011), Gérard Laviec (who was the Chair prior to January 1, 2011), W. William Coon, Jr., and Robert T. Morris. The Compensation Committee held six meetings during the 2010 fiscal year. For additional details, see "Compensation of Executive Officers—Compensation Discussion and Analysis" elsewhere in this proxy statement. The Compensation Committee's charter is available on the Company's web site (www.willislease.com).

Board Leadership Structure

        Our company is led by Charles F. Willis, IV, the founder of the Company who serves as our Chairman and Chief Executive Officer. This approach is commonly utilized by public companies in the United States and we believe it has been effective for our company as well. Serving in both these roles since the Company was founded has allowed Mr. Willis to be seen by participants in the aviation industry and by our customers, business partners, investors and the other stakeholders as providing strong leadership for our company and in our industry. The Board believes that his combined role is the optimal structure for us and our stockholders because it enables decisive leadership, ensures clear accountability and enhances our ability to consistently communicate our message and strategy to all of our stakeholders. Moreover, Mr. Willis possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing us and our business and, therefore, is best positioned to develop agendas that focus the Board's time and attention on the most critical matters, while minimizing the potential for confusion or duplication of efforts. We recognize that different board leadership structures may be appropriate for companies in different situations and believe that no one structure is suitable for all companies. We believe that our current Board leadership structure is optimal for us because it demonstrates to our employees, suppliers, customers and other stakeholders that Willis Lease is under strong leadership, with a single person setting the tone and having primary responsibility for managing our operations.

        We have not appointed an independent board chairman or lead independent director, as we believe that the members of our Board and the two standing Board Committees consisting of independent directors provide an appropriate level of oversight. In this regard, the Audit Committee oversees the accounting and financial reporting processes, as well as risk, legal and compliance matters. The Compensation Committee oversees the compensation of our Chairman and Chief Executive Officer, and upon the recommendation of the Chief Executive Officer, the compensation of the other Named Executive Officers. Each of these Committees is led by a chairperson other than the Chairman and Chief Executive Officer and, as discussed in more detail in this proxy, the entire Board of Directors is actively involved in overseeing our risk management. The entire Board, or, as appropriate, the independent directors, monitors matters such as the composition of the Board and its committees, board performance and "best practices" in corporate governance. Our independent directors also conduct meetings in executive session. These meetings are typically held in conjunction with every

Board meeting and in 2010 each Board meeting included an independent directors' session. This allows directors to speak candidly on any matters of interest without the Chief Executive Officer or other managers present. We believe this framework strikes a sound balance with appropriate oversight and that appointing an independent board chairman would not improve the performance of the Board in a material way.

The Board's Role in Risk Oversight

        It is management's responsibility to manage risk and bring to the Board's attention the most material risks to the Company. Our Board, including through the Audit Committee and Compensation Committee, each of which are comprised solely of independent directors, regularly reviews various areas of significant risk to the Company, and advises and directs management on the scope and implementation of policies, strategic initiatives and other actions designed to mitigate various types of risks. Specific examples of risks primarily overseen by the full board include competition risks, industry risks, economic risks, liquidity risks, business operations risks and risks related to acquisitions and dispositions. Our Audit Committee regularly reviews with management and the independent auditors significant financial risk exposures and the processes management has implemented to monitor, control and report such exposures. Specific examples of risks primarily overseen by the Audit Committee include risks related to the preparation of Willis Lease's financial statements, disclosure controls and procedures, internal controls and procedures required by the Sarbanes-Oxley Act, accounting, financial and auditing risks, treasury risks (insurance, credit and debt), risks posed by significant litigation matters, risks associated with proposed affiliate transactions, and compliance with the Company's Code of Ethics and other applicable laws and regulations. The Compensation Committee reviews and evaluates risks related to the attraction and retention of talent, risks associated with management succession planning, and risks related to the design of compensation programs established by the Compensation Committee for our executive officers. The Compensation Committee has determined in its reasonable business judgment that our compensation policies and practices for all employees, including executive officers, do not create risks that are reasonably likely to have a material adverse effect on the Company.

Director Compensation

        For details regarding director compensation, see "Compensation of Executive Officers—Compensation Discussion and Analysis—Director Compensation" elsewhere in this proxy statement.

Biographical Information

	Director Since	Age*
Class I Directors Whose Terms Expire at the 2011 Annual Meeting:
Robert T. Morris	2006	62
W. William Coon, Jr.	2003	71
Class II Directors Whose Terms Expire at the 2012 Annual Meeting:
Austin C. Willis	2008	30
Gérard Laviec	2002	71
Class III Directors Whose Term Expires at the 2013 Annual Meeting:
Charles F. Willis, IV	1985	62
Hans Joerg Hunziker	2006	61

*
Age as of March 21, 2011.

Principal Occupations, Background and Qualifications of Director Nominees and Continuing Directors

        Charles F. Willis, IV is the founder of Willis Lease, has served as Chief Executive Officer, President and a Director since our incorporation in 1985, and has served as Chairman of the Board of Directors since 1996. Mr. Willis has over 40 years of experience in the aviation industry. From 1975 to 1985, Mr. Willis served as president of Willis Lease's predecessor, Charles F. Willis Company, which purchased, financed and sold a variety of large commercial transport aircraft and provided consulting services to the aviation industry. During 1974, Mr. Willis operated a small business not involved in the aviation industry. From 1972 through 1973, Mr. Willis was Assistant Vice President of Sales at Seaboard World Airlines, a freight carrier. From 1965 through 1972, he held various positions at Alaska Airlines, including positions in the flight operations, sales and marketing departments. As our founder and Chief Executive Officer, Mr. Willis brings to the Board significant senior leadership, sales and marketing, industry, technical and global experience, and a deep institutional knowledge of the Company, its operations and customer relations.

        Hans Joerg Hunziker previously served as one of our Directors from November 2000 until July 1, 2003. He was elected a Class II Director at the 2006 Annual Meeting. Since 2002, Mr. Hunziker has been the owner and CEO of HLF Aviation GmbH (formerly known as Hunziker Lease & Finance), a company he founded in Switzerland which offers independent business consulting services to the aviation industry. From 1998 to 2002, he was the President and Chief Executive Officer of Flightlease AG Ltd., a public company involved in aircraft leasing as a subsidiary of SAirGroup whose headquarters are in Zurich, Switzerland. From 1998 to 2001, he was also co-CEO of GATX Flightlease Management GmbH, an asset management and commercial aircraft leasing company. From 1996 to 1998, he was the Chief Financial Officer of SAirServices Ltd., a group of companies including aircraft maintenance and overhaul, ground handling services, information technology and real estate, and Managing Director of SAirServices Invest Ltd. From 1991 to 1996, he was Chief Financial Officer of Swissair Associated Companies Ltd., a group of 150 companies, primarily in the hotel, catering (Gate Gourmet) and trading business. Mr. Hunziker holds a Masters Degree in Economics and Business Administration from the University of Zurich. He also received the equivalent of a doctoral degree from the University of Zurich, after successful completion of his thesis on Strategic Planning in the Airline Industry. In addition to previously serving as a director of Willis Lease, he was Chairman of the Board of Flightlease Holdings (Guernsey) Limited (and a director of several of its subsidiaries in Guernsey and Bermuda), as well as Chairman of the Board of Flightlease (Netherlands) B.V., SRTechnics Group AG, SRTechnics Switzerland AG, Swisscargo AG and SAirServices Invest AG. He was a member of the Board of Directors of Jetbird AG from 2006-2009, and was also previously a member of the Board of Directors of each of FlightTechnics LLC, Delaware, Swissport Brazil Ltd., Polygon Insurance Company Ltd. and Gotland Shipping AG. Mr. Hunziker brings to the Board a high level of financial sophistication, broad international exposure and significant experience in commercial aviation and the aviation equipment leasing industry.

        Gérard Laviec joined our Board of Directors in February 2002. In 2001, Mr. Laviec retired from his position as President and Chief Executive Officer of CFM International, a partnership between General Electric Company and SNECMA and a major supplier of engines for commercial jets. Mr. Laviec joined the CFM-56 Program in 1976 in its incipient phase. From 1983 to 1995, he served as General Manager in product support engineering, business operations, sales and marketing, and was named President and Chief Executive Officer of CFM International in 1995. Mr. Laviec also served as the Chairman of the Board of Shannon Engine Support, a wholly-owned CFM International subsidiary in Ireland, from 1995 until 2001. Mr. Laviec is a graduate of INSA Lyon, France with a degree in Mechanical Engineering. He served in the French Air Force as a Flight Officer in Search and Rescue teams prior to joining SNECMA. He is a Knight for the French National Order of Merit. Mr. Laviec brings to the Board intimate knowledge about a key aviation industry player and an important supplier of engines to the Company, broad international exposure and insight into challenges associated with managing a global organization, expertise in aviation and engineering generally, and expertise in the engine leasing industry in particular.

        W. William Coon, Jr. spent 34 years at GE Aircraft Engines ("GEAE"), a division of General Electric Company (NYSE:GE), where he served in numerous management positions. Prior to retiring from GEAE in 2000, Mr. Coon was General Manager for Small Commercial Aircraft Services. From 1984 to 1998 he served as Director of Product Support, where he was responsible for supplying global services to the company's regional airline customers. In addition to those executive positions, Mr. Coon was a director of each of T Group America and Flight Technics from 2003 through 2007. Mr. Coon holds a Bachelor of Science Degree in Aeronautical Engineering from the University of Michigan and a Masters in Business Administration from Xavier University. Mr. Coon brings to the Board a valuable technical literacy, knowledge of an important manufacturer and supplier of engines to the Company, and familiarity with the needs of the Company's commercial airline customer base.

        Robert T. Morris is currently President of Robert Morris & Company, a company he founded in 1992. He joined Union Bank of California Leasing in 2004 to establish an innovative equipment leasing group, and served as its President through March 2007. Prior to joining Union Bank of California Leasing, he was a consultant to more than 25 commercial banks for their equipment leasing operations over a 12 year period. He has also worked for Bank of San Francisco, Bank of Montreal and GATX Leasing Corporation. Mr. Morris holds a Masters Degree from the American Graduate School of International Management and a Bachelor of Arts Degree from the University of Denver with majors in Economics, Political Science and History. Mr. Morris brings to the Board considerable expertise in the aviation equipment leasing industry with a focus on finance and risk evaluation.

        Austin C. Willis was elected to the Board in December 2008. Mr. Willis is the founder of and has, since 2004, served as the president of JT Power LLC, a privately held company engaged in the business of selling commercial jet turbine engine parts and leasing commercial aircraft. Mr. Willis has, since 2006, also owned and served as Chief Executive Officer of Aviation Management LLC, an aviation consulting firm. Mr. Willis holds a bachelors degree from the London School of Economics and Political Science where he studied finance and industrial relations. He is the son of Charles F. Willis, IV. Mr. Willis brings to the Board familiarity with the aviation industry generally with a focus on the after-market disposition of the aircraft engines and parts which comprise the Company's engine portfolio.

PROPOSAL 1
ELECTION OF TWO CLASS I DIRECTORS

        Our Board is divided into three classes, each class having a three-year term that expires in successive years. At the 2011 Annual Meeting of Stockholders, two Directors will be elected in Class I, to serve a three-year term expiring at the 2014 Annual Meeting of Stockholders or until succeeded by another qualified director who has been duly elected.

        The nominees for Director in Class I are Robert T. Morris and W. William Coon, Jr.

        The proxy holders intend to vote all proxies received by them for the foregoing nominees, unless instructions to the contrary are marked on the proxy. In the event that any nominee is unable or declines to serve as a Director at the time of the 2010 Annual Meeting of Stockholders, the proxies will be voted for any nominee who shall be designated by the present Board to fill the vacancy. As of the date of this proxy statement, the Board is not aware of any nominee who is unable or will decline to serve as a director.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR"THE ELECTION OF THE NOMINEES AS CLASS I DIRECTORS.

EXECUTIVE OFFICERS OF WILLIS LEASE FINANCE CORPORATION

        Our executive officers are as follows:

Name	Age*	Positions and Offices
Charles F. Willis, IV**	62	President and Chief Executive Officer
Bradley S. Forsyth	45	Senior Vice President and Chief Financial Officer
Jesse V. Crews	58	Executive Vice President and Chief Operating Officer
Donald A. Nunemaker	63	Executive Vice President, General Manager—Leasing
Thomas C. Nord	70	Senior Vice President, General Counsel and Secretary

*
Age as of March 21, 2011.

**
See business experience background under "Principal Occupations, Background and Qualifications of Director Nominees and Continuing Directors."

        Bradley S. Forsyth joined us in January 2007, bringing more than 14 years of experience in the finance and aviation industries. Mr. Forsyth is responsible for the capital markets, finance, treasury, accounting, risk management and systems functions of the Company. Prior to joining Willis Lease from 1994 to 2006, he served as Vice President of Finance for Standard Aero, an international aviation maintenance, repair and overhaul services provider, providing financial management support to nine business units with $800 million in annual sales. Prior to that, he was with PriceWaterhouse (now PricewaterhouseCoopers) practicing in their audit and tax departments. He is a Chartered Accountant and graduated from the University of Manitoba with a Bachelor of Commerce Degree.

        Jesse V. Crews joined the Company in July 2009, bringing more than 30 years experience in the commercial finance and aircraft leasing markets. Mr. Crews is responsible for the formation and cultivation of joint ventures, business development, and capital markets enhancements. Prior to joining Willis Lease, Mr. Crews spent 26 years with GATX Corporation ("GATX") where, among other positions, he served as President and CEO of GATX Capital Corporation, a wholly-owned subsidiary of GATX which operates a diversified equipment leasing company with approximately $3.5 billion in assets and $5 billion in managed third party assets. After leaving GATX, he served as a managing director from 2004 to 2009 for Fortress Investment Group, an equity investment firm with approximately $30 billion under management. Mr. Crews has a Masters in Business Administration from the University of Virginia and a Bachelor of Arts degree in Economics from Yale University.

        Donald A. Nunemaker has been with us since July 1997 and currently serves as our Executive Vice President and General Manager—Leasing. Prior to his appointment as General Manager—Leasing, he served as Chief Operating Officer until September of 2006, and prior to that as Chief Administrative Officer until March 2001. Mr. Nunemaker also served on our Board of Directors from June to November 2000. Mr. Nunemaker is responsible for managing our day-to-day operation and has been extensively involved in the equipment leasing industry since 1973. From 1995 to 1996, Mr. Nunemaker was President and CEO of LeasePartners, Inc., a leasing company based in Burlingame, California, which was acquired in 1996 by Newcourt Credit Group. From 1990 to 1994, Mr. Nunemaker was Executive Vice President of Concord Asset Management, Inc., an aircraft and computer leasing subsidiary of Concord Leasing, Inc., which was owned by the HSBC Group. Before joining Concord in 1990, Mr. Nunemaker was President and CEO of Banc One Leasing Corporation of New Jersey. Prior to that he spent thirteen years with Chase Manhattan Leasing Company in a variety of senior line and staff positions. Mr. Nunemaker has a Masters in Business Administration Degree from Indiana University.

        Thomas C. Nord has served as our Senior Vice President and General Counsel since July 2003. Mr. Nord is responsible for managing our legal affairs. From May 1977 to March 2003, he was an attorney with GATX. While at GATX, among other positions, he served from January 1981 until March

2003 as the Managing Director, General Counsel and Secretary for various GATX subsidiaries specializing in finance and leasing. From February 1974 until May 1977, Mr. Nord was Counsel to Irving Trust Company in New York, New York. From June 1969 to February 1974 Mr. Nord was associated with the New York City law firm of Seward & Kissel. Mr. Nord holds a Juris Doctor Degree from the University of North Carolina.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

        The following table sets forth information regarding the beneficial ownership of our common stock as of March 21, 2011 by: (i) each person who is known to us to own beneficially more than five percent of the outstanding shares of our common stock; (ii) each Director; (iii) each officer listed in the Summary Compensation Table; and (iv) all Directors and Executive Officers as a group. Unless specified below, the mailing address for each individual, officer or director is c/o Willis Lease Finance Corporation, 773 San Marin Drive, Suite 2215, Novato, CA 94998. As of March 21, 2011, we had 8,813,038 shares of common stock, $0.01 par value, issued and outstanding.

	Common stock(1)
Name and Address of Beneficial Owner	Number of Shares		Percentage of Class
Charles F. Willis, IV	3,167,975	(2)	34.48%
Donald A. Nunemaker	231,933	(3)	2.59%
Thomas C. Nord	111,433	(4)	1.26%
Austin C. Willis	93,794	(2)	1.06%
Bradley S. Forsyth	85,765	(5)	*
Gérard Laviec	38,284	(6)	*
Jesse V. Crews	26,492		*
Hans Joerg Hunziker	13,953	(7)	*
Robert T. Morris	5,577		*
W. William Coon, Jr	5,577		*
All Directors and Executive Officers as a group (10 persons)	3,780,783		41.39%
Sy Jacobs	906,737	(8)	10.29%
Dimensional Fund Advisors Inc.	747,552	(9)	8.48%
Wellington Management Co LLP.	517,328	(10)	5.87%

*
Less than one percent of our outstanding common stock.

(1)
Except as indicated in the footnotes to this table, the stockholders named in the table are known to us to have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. The number of shares beneficially owned includes common stock of which such individual has the right to acquire beneficial ownership either currently or within 60 days after March 21, 2011, including, but not limited to, upon the exercise of an option.

(2)
Includes 2,200,665 shares held by CFW Partners, L.P., a California limited partnership, of which Charles F. Willis, IV, holds a one percent (1%) interest as sole general partner and an eighty percent (80%) interest as a limited partner. A trust for the benefit of Austin C. Willis holds the remaining nineteen percent (19%) interest as a limited partner. Also includes (i) 3,350 shares held in a joint tenancy account with a family member of Mr. Willis who does not live in the same household; (ii) 3,350 shares held under an account in the name of Charles F. Willis, V for which Mr. Willis is the custodian; and,

  (iii) 960,610 shares held by Mr. Willis in his individual capacity, which include (x) 228,044 shares pledged and (y) 373,568 options to purchase shares at a weighted average exercise price of $5.80.

(3)
Includes 154,650 options to purchase shares at a weighted average exercise price of $5.61 per share.

(4)
Includes 22,000 options to purchase shares at a weighted average exercise price of $9.20 per share. Mr. Nord also owns 2,500 Series A preferred shares which he purchased on February 7, 2006 at $10.00 per share.

(5)
Mr. Forsyth also owns 300 Series A preferred shares which he purchased on June 5, 2008 at $10.25 per share and 8,400 Series A preferred shares which he purchased in April 2009 at an average per share price of $7.68.

(6)
Includes 22,081 options to purchase shares at a weighted average exercise price of $6.86 per share.

(7)
Includes 5,000 options to purchase shares at a weighted average exercise price of $8.70 per share.

(8)
Based on (i) Schedule 13G filed by Sy Jacobs with the Securities and Exchange Commission on February 14, 2011, and (ii) Form 4 filed by Sy Jacobs with the Securities and Exchange Commission on March 16, 2011. Includes 705,410 shares held by JAM Partners, L.P., 166,227 shares held by JAM Equity Partners, LLC., and 35,100 shares held by Sy Jacobs. The mailing address of all three is 11 East 26 Street, New York, NY 10010.

(9)
Based on Schedule 13G filed by Dimensional Fund Advisors LP with the Securities and Exchange Commission on February 11, 2011. Dimensional Fund Advisors LP mailing address is Palisades West, Building One, 6300 Bee Cave Rd., Austin, TX 78746.

(10)
Based on Schedule 13G filed by Wellington Management Company, LLP with the Securities and Exchange Commission on February 14, 2011. Wellington Management Company, LLP mailing address is 280 Congress Street, Boston, MA 02210.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our Directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and our other equity securities. Directors, executive officers and holders of more than ten percent of our common stock are required by Securities and Exchange Commission regulation to furnish us with copies of all Section 16(a) reports they file.

        Based solely upon review of the copies of such reports furnished to us and written representations from our officers and Directors, we believe that, except as set forth in the following sentence, during the fiscal year ended December 31, 2010, our Directors, executive officers and holders of more than ten percent of our common stock complied with all applicable Section 16(a) filing requirements. Mr. Forsyth's spouse purchased 3,326 shares of the Company's common stock over the period of November 21, 2007 through December 4, 2007, and his Form 4 for these transactions was filed on April 2, 2010.

 COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION & ANALYSIS

        This Compensation discussion and analysis describes the material elements of our compensation program for Named Executive Officers. The Compensation Committee of the Board of Directors (the "Compensation Committee") oversees the design and administration of our executive compensation programs. The Compensation Committee is comprised of four independent directors: Hans Joerg Hunziker (Chair as of January 1, 2011), Gérard Laviec (who was the Chair prior to January 1, 2011), W. William Coon, Jr., and Robert T. Morris. The Compensation Committee meets formally twice per year, and more often if needed. Each meeting includes an executive session, with no member of management present. The Compensation Committee's charter is available on the Company's web site (www.willislease.com).

        The Compensation Committee retains compensation consultants from time to time to evaluate executive compensation levels and advise on specific programs; the consultants report directly to the Compensation Committee. For the past four years, the Compensation Committee has retained Smith Compensation Consulting to advise on various compensation issues. Smith Compensation Consulting has no other contract or business relationship with Willis Lease.

Compensation Philosophy and Objectives

        The objectives of our compensation programs are to attract and retain high performing executives, to provide a substantial link between the company's performance and executive pay, and to provide stockholders with a superior rate of return. It is the Compensation Committee's philosophy to link the named executive officers' compensation to corporate performance. The individual elements of compensation are targeted at different areas. Base salaries should be sufficiently competitive to attract and retain highly capable executives; annual incentive bonuses are intended to reward meeting budgeted earnings goals each year; long-term incentives, now primarily in the form of grants of restricted stock, are intended to align executive and stockholder interest, reward long term growth of revenues and earnings, and provide an incentive for key executives to stay with the organization over the long term.

        The base salary, annual incentive compensation and long-term incentive compensation of the named executive officers are determined in part by the Compensation Committee reviewing data on prevailing compensation practices of comparable companies with whom we compete for executive talent and evaluating such information in connection with our corporate goals and compensation practices. The Compensation Committee considers various sources of data when determining executive compensation levels, including compensation data from a sampling of public companies and public compensation surveys.

        However, it is difficult to determine a precise peer group because the vast majority of the Company's direct competitors are business units within much larger corporations such as General Electric, United Technologies and Bank of Tokyo Mitsubishi such that the heads of the leasing divisions do not appear in proxy statements as Named Executive Officers—therefore, the Compensation Committee makes its decisions based primarily on its understanding of compensation practices in the aviation services and leasing markets, generally, and for companies of comparable size. Accordingly, with the help of Smith Compensation Consulting, the Company has developed information on executive pay practices in (i) public financial services and leasing companies and (ii) other public companies headquartered in Northern California which are representative of the market in which the Company competes for talent. For fiscal year 2010, the sample of companies consisted of the following companies:

• Aaron's, Inc. • Affymetrix, Inc. • Aircastle Limited • Blue Coat Systems, Inc. • Dionex Corporation • Electro Rent Corporation • ePlus Inc. • Finisar Corporation	• FormFactor, Inc. • GATX Corporation • Infinera Corporation • Informatica Corporation • IXYS Corporation • Marlin Business Services Corp. • McGrath RentCorp • Micrel, Incorporated	• Mobile Mini, Inc. • Solera Holdings, Inc. • Synaptics Incorporated • TAL International Group, Inc. • TIBCO Software Inc. • VeriFone Systems, Inc. • Zoran Corporation

        In selecting the public companies for inclusion in the sample, the following factors were considered: industry, geographic location, net revenues, market capitalization, and whether the company may compete against us for executive talent. These companies ranged in annual revenue from approximately $33 million to $1.75 billion (median of $388 million) and market capitalization from approximately $112 million to $2.5 billion (median of $787 million).

        In addition to gathering data specific to the above listed companies, the Compensation Committee also reviewed public surveys of compensation practices, including surveys conducted by Watson Wyatt Worldwide, Towers Perrin, and Mercer.

        Our general guideline is to provide a total compensation opportunity which is reasonable in the prevailing market. The Compensation Committee does not seek to specifically benchmark compensation based upon the sample companies reviewed nor does the Compensation Committee employ any other formulaic process in making compensation decisions. Rather the Compensation Committee uses its subjective judgment based upon a review of all information, including an annual review for each officer of his or her level of responsibility, contributions to our financial results and our overall performance. The Compensation Committee makes a generalized assessment of these factors and this information is not weighted in any specific manner. Actual compensation packages may vary based on the Compensation Committee's and Mr. Willis' subjective evaluation of each executive's performance and potential and the Company's overall financial position and performance.

Governance of Compensation Programs

        Our CEO, in conjunction with human resources, develops recommended annual salaries, incentive targets and long-term incentive compensation for the Named Executive Officers. After reviewing the survey and peer group information described above under "Compensation Philosophy and Objectives" and the market information provided by the Compensation Committee's outside consultant, the Compensation Committee determines in its subjective judgment the annual salaries, incentive targets and long-term incentive compensation for the Named Executive Officers.

Elements of Compensation

        Each element of compensation has a different purpose, although in combination they are intended to make sure that Willis Lease has a competitive compensation package that attracts top talent and provides incentives that encourage a high level of short- and long-term performance for the benefit of stockholders. The Compensation Committee looks at these elements both individually (to ensure that each element is achieving its objective) and collectively (to ensure that the total compensation package is competitive). Components of the total executive compensation package include:

        Base Salary:    Each officer's base salary is set on the basis of the Compensation Committee's assessment of salary levels in effect for comparable positions in the labor market, the officer's personal performance, and internal comparability considerations. The weight given these factors may vary from individual to individual. Base salaries are reviewed annually, and adjustments are made in accordance with the factors described above. Base salary increases depend in part on market competitiveness, time in position, individual performance and growth during the year, and expected future performance.

        Internal equity is also an important consideration in setting compensation levels for Company executives. Since the Company is different in some respects from the other industrial and financial companies in the survey samples, and since to some degree responsibilities of the Company's executive officers differ from those in typical companies (for example our Chief Legal Counsel is also responsible for Human Resources), the Compensation Committee gives some consideration to relative internal responsibilities when determining salaries, annual incentive bonus targets, and long term incentive grants. For example, since Mr. Forsyth and Mr. Nord both manage key staff functions for the Company, the Compensation Committee believes it is important that their compensation be generally in the same range.

        Annual Incentive Compensation:    The Compensation Committee has established an annual incentive program designed to reward both the achievement of specific financial goals set by the Board on an annual basis and individual performance. Executives participate in a company-wide bonus plan with each employee participant having an individual target bonus based on a percentage of base salary.

        The determination of the target bonus percentages for each of the Named Executive Officers started with the target bonus percentage set forth in their respective employment agreements or offer letters, which percentages were determined in part by compensation negotiations at hire and in part by evaluating target incentive levels in the prevailing market. (See "Compensation Philosophy and Objectives".) The employment agreement for Messrs. Willis, Forsyth, and Nord provided for target bonus percentages of 100%, 60%, and 50%, respectively. The employment agreement for Mr. Nunemaker provided for a target bonus percentage of up to 85% of base salary for the 2000 bonus program. Because of the subsequent transfer of certain chief operating officer duties, Mr. Nunemaker's target bonus percentage has since been adjusted to 50% of base salary. The employment offer letter for Mr. Crews provides for a target bonus percentage of 50% for a bonus to be paid out of the bonus pool discussed below, with an additional 50% bonus payable based on the subjective evaluation of his individual performance by the Chief Executive Officer (no discretionary bonus was paid to Mr. Crews for 2010).

        The amount that an employee may be paid as an annual incentive for any year also depends on the amount of the potential "bonus pool" established at the beginning of each year by the Board which will be funded if the Company achieves the budgeted financial goal. The amount of the potential bonus pool is established based on the Company's budgeted earnings for the year, the number of employees at the beginning of the year and those employees' salaries and respective target bonus percentages. If the Company achieves the financial goal set by the Board, then each participant's share of the bonus pool will be equal to a fraction (expressed as a percentage) of the bonus pool, the numerator of which is the participant's target bonus amount and the denominator of which is the target bonus amount of all participants. This percentage is multiplied by the total bonus pool to determine each participant's share of the bonus pool. The percentages of actual bonus payouts paid to individual employees compared to their respective salaries may vary from their respective target percentage as a result of the addition or subtraction of employees from the group of eligible pool participants over the year.

        In 2010 the bonus plan approved by the Compensation Committee provided for a bonus pool based on the achievement of a 9.2% return on equity goal. Return on equity is calculated as net income attributable to common stockholders divided by common equity, calculated as total stockholders' equity less preferred stock. If the Company achieved a 9.2% return on equity, the bonus pool would be fully funded and all employees, including the executives, would receive essentially the maximum potential amount of their target bonuses which range from 100% (in the case of the CEO) to 15% of an employee's base salary. If return on equity was less than 9.2%, the bonus pool would be correspondingly reduced. If return on equity was less than 50% of this goal (i.e., 4.6%), the bonus pool would be eliminated and no bonuses would be paid.

        The Company achieved a return on equity for 2010 of 4.7%, and based on the total number of bonus pool participants at the end of 2010 and their respective target bonus percentages, the eligible participants, including the Named Executive Officers, received a bonus out of the bonus pool of approximately 61% of their target bonus amount.

        Long-term Incentive Compensation:    To reward executives for the long term growth in the value of the Company's shares, the Compensation Committee also makes annual long-term incentive grants. Grants of restricted stock awarded to officers, including all Named Executive Officers, are based primarily on competitive grant practices in industry as described above. Also, as explained above, each element of compensation is determined separately and therefore other forms of compensation paid to Named Executive Officers do not directly influence the amount of long-term incentive compensation that the Company awards.

        Prior to June 2006, stock options (non-qualified and incentive stock options) were the primary form of long-term incentives for our executives. Because the 1996 Stock Option Plan expired in June 2006, no option grants were made after that date. The Incentive Plan approved by the stockholders in 2007 provides the flexibility to grant a variety of types of equity awards to provide long-term incentives to employees rather than being limited to options as the prior plan required. In conjunction with the approval of the new incentive plan, the Compensation Committee shifted its primary type of long-term incentive grants from options to restricted stock. The Compensation Committee, after consulting with its compensation consultant, has determined that the restricted stock is the best vehicle for long-term executive incentives, instead of the stock options previously granted. In the Compensation Committee's judgment, restricted stock reduces the dilution of stockholders' interest by providing similar value with only 1/3 of the number of shares as would be involved in an option grant. The introduction of the requirement to expense option awards for financial statement reporting purposes also makes restricted stock more attractive in both an absolute dollar sense and simplicity in calculating the accounting expense of the grants. The Compensation Committee also believes that restricted stock has a stronger retention value than do options which can expire without providing any incentive benefit. The current expectation is that restricted stock awards will be the primary form of long term incentives for our executives.

        In 2010, the Compensation Committee began its analysis of the value of long-term incentive grants of restricted stock to an executive by applying a multiplier of one to that executive's base salary. The Compensation Committee and Mr. Willis then made a subjective overall assessment with respect to the executives (other than Mr. Willis) to determine the appropriate size of restricted stock grants to such executives. The Compensation Committee made a similar subjective assessment with respect to Mr. Willis to determine the appropriate size of his restricted stock grants.

        Employee Stock Purchase Plan:    With the exception of the CEO, whose ownership level precludes his participation under IRS regulations, our Named Executive Officers, as well as all other eligible employees, may purchase Company shares at a discount under the Employee Stock Purchase Plan.

        Under the 1996 Employee Stock Purchase Plan (as amended, the "ESPP") 250,000 shares of common stock have been reserved for issuance. Participants may purchase not more than 1,000 shares or $25,000 of common stock in any one calendar year. Each January 31 and July 31, shares of common stock are purchased with the employees' payroll deductions from the immediately preceding six months at a price per share of 85% of the lesser of the market price of the common stock on the purchase date or the market price of the common stock on the date of entry into an offering period.

Executive Stock Ownership

        While the Company promotes share ownership by its executives, and encourages them to acquire shares through the ESPP (in which all eligible executives participate) and long-term stock incentives in the form of restricted stock and stock options, there are currently no specific guidelines for executive stock ownership or requirement for them to hold shares.

Employment Agreements and Severance Payments

        Employment agreements have been entered into with Messrs. Willis, Forsyth, Nunemaker and Nord. In addition to providing for severance as described below, such agreements provide for base salary (subject to increase but not decrease unless part of a salary reduction program affecting all senior executive officers), bonus compensation (as described in the "Annual Incentive Compensation" section of the "Elements of Compensation" portion of the Compensation and Discussion Analysis) and certain benefits. As described in detail below, the employment contracts specify certain severance benefits to be paid in the event of an involuntary termination. Consistent with our compensation philosophy, the Compensation Committee believes that the interests of stockholders are best served if the interests of senior management are aligned with those of the stockholders. To this end, we provide enhanced change of control severance benefits to certain of our executive officers to reduce any reluctance of the executive officers to pursue or support potential change in control transactions that would be beneficial to our stockholders. The agreement to pay such severance resulted from negotiations of employment terms with our Named Executive Officers. For further details, please refer to the section "Termination and Change in Control Payments" elsewhere in this proxy statement. The employment agreements also provide a nondisclosure and nonsolicitation of employees covenant for three years after termination of employment (except for Mr. Forsyth whose nonsolicitation covenant period is 2 years after termination of employment).

        Mr. Crews is employed pursuant to an offer letter which provides for an initial annual base salary of $350,000 per year, subject to annual review. He participates in our annual incentive program with a target bonus opportunity of 50% of his base salary. In addition, he is eligible for a separate bonus of up to 50% of his base salary based on Mr. Willis' evaluation of his individual performance as recommended to the Compensation Committee. Mr. Crews' offer letter does not provide for severance benefits or other payments to be made to him upon a termination or change of control.

REPORT OF THE COMPENSATION COMMITTEE

        The Compensation Committee of the Board of Directors has submitted the following report for inclusion in this Proxy Statement:

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our review of and the discussions with management with respect to the Compensation Discussion and Analysis, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC.

        The foregoing report is provided by the following directors, who constitute the Compensation Committee:

  COMPENSATION COMMITTEE

  Hans Joerg Hunziker, Committee Chair as of January 1, 2011
  Gérard Laviec, Committee Chair prior to January 1, 2011
  W. William Coon, Jr.
  Robert T. Morris

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The Compensation Committee consists of the following four independent directors: Hans Joerg Hunziker (Chair as of January 1, 2011), Gérard Laviec (who was the Chair prior to January 1, 2011), W. William Coon, Jr., and Robert T. Morris. None of our executive officers currently serves on our Compensation Committee. None of our executive officers is, or was during 2010, serving as a director of or member of the compensation committee of another entity, one of whose executive officers serves, or served, as a director of or on our Compensation Committee.

        The following table sets forth certain information with respect to the compensation of our Chief Executive Officer, Chief Financial Officer, and the three most highly compensated executive officers other than the CEO and CFO based on total compensation for their services with us in all capacities.

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2010

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($)(1) (e)		Option Grants ($) (f)		Non-Equity Incentive Plan Compensation ($)(4) (g)	All Other Compensation ($) (i)		Total ($) (j)
Charles F. Willis, IV	2010	750,750	—	703,824		—		460,524	619,016	(5)	2,534,114
CEO, President	2009	682,500	—	—		—		779,419	206,004		1,667,923
	2008	682,500	—	1,976,075	(2)	—		1,275,475	113,439		4,047,489
Bradley S. Forsyth	2010	284,667	—	143,495		—		104,772	12,315	(6)	545,249
CFO, SVP	2009	273,000	—	—		—		217,060	12,315		502,375
	2008	260,000	—	638,454	(2)	45,200	(3)	291,537	8,002		1,243,193
Jesse V. Crews	2010	350,000	—	174,999		—		107,348	15,065	(7)	647,412
COO, EVP	2009	149,872	74,936	136,900		—		85,572	8,475		455,755
Donald A. Nunemaker	2010	307,879	—	155,001		—		94,429	23,793	(8)	581,102
EVP, GM-Leasing	2009	297,275	—	—		—		169,745	28,733		495,753
	2008	297,275	—	516,329	(2)	—		277,778	21,991		1,113,373
Thomas C. Nord	2010	295,000	—	148,005		—		90,479	15,065	(9)	548,549
GC, SVP, Secretary	2009	290,000	—	—		—		195,591	15,065		500,656
	2008	290,000	—	541,188	(2)	—		270,980	14,164		1,116,332

(1)
The amounts in this column represent the grant date fair value of awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 as discussed in Note 12—Stock-Based Compensation Plans—in our report filed on Form 10K for the fiscal year 2010 filed with the Securities and Exchange Commission.

(2)
Restricted stock grants were made to Named Executive Officers in December 2008 as the long-term incentive for 2009. Accordingly, no further grants of restricted stock were made to such Named Executive Officer in 2009.

(3)
Grant date value of stock appreciation right granted in 2007, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 and in accordance with SEC rules.

(4)
Reflects cash bonuses paid to our Named Executive Officers pursuant to the annual incentive program. For a description of the program, see "Compensation of Executive Officers—Compensation Discussion & Analysis—Elements of Compensation—Annual Incentive Compensation" in this proxy statement.

(5)
Includes (i) a 401(k) matching contribution in the amount of $11,000, (ii) $4,815 for the allocated cost of Mr. Willis' participation in a group life, disability and accidental death and dismemberment policy that covers certain of the Company's executive officers, (iii) $8,282 for an individual accidental death and dismemberment policy for Mr. Willis, (iv) $269,813 for tax-related payments in respect of Mr. Willis' temporary relocation to the United Kingdom (including $7,142 for tax gross-ups and $262,671 for tax equalization payments), and the following perquisites:

•
$508 for personal use of a company car. This amount was calculated as a proration of total fuel costs and highway tolls (based on personal use as a percentage of total use)

•
$9,688 for three club memberships to facilitate his role as a Company representative in the community. This amount is based on the actual cost to the Company.

•
$30,000 for financial, tax and estate planning services. This amount is based on the actual cost to the Company.

  •
  $284,910 in relocation benefits paid to or on behalf of Mr. Willis in connection with his temporary relocation to the United Kingdom. This amount is based on the actual cost to the Company.

  •
  In addition, Mr. Willis had guests accompany him on the Company's plane on business trips during 2010 with no or de minims incremental costs.

(6)
Includes (i) a 401(k) matching contribution in the amount of $8,250 and (ii) $4,065 for the allocated cost of Mr. Forsyth's participation in a group life, disability, and accidental death and dismemberment policy that covers certain of the Company's executive officers.

(7)
Includes (i) a 401(k) matching contribution in the amount of $11,000, and (ii) $4,065 for the allocated cost of Mr. Crews' participation in a group life, disability, and accidental death and dismemberment policy that covers certain of the Company's executive officers.

(8)
Includes (i) a 401(k) matching contribution in the amount of $11,000, (ii) $4,065 for the allocated cost of Mr. Nunemaker's participation in a group life, disability, and accidental death and dismemberment policy that covers certain of the Company's executive officers, and (iii) $8,728 for an individual accidental death and dismemberment policy for Mr. Nunemaker.

(9)
Includes (i) a 401(k) matching contribution in the amount of $11,000, and (ii) $4,065 for the allocated cost of Mr. Nord's participation in a group life, disability, and accidental death and dismemberment policy that covers certain of the Company's executive officers.

GRANTS OF PLAN-BASED AWARDS
For Fiscal Years Ended 2010

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2) (i)	Grant Date Fair Value of Stock and Option Awards ($)(3) (j)
Name (a)	Grant Date (b)	Threshold* ($)(1) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Charles F. Willis, IV	—	$375,375	$750,750	—	—	—	—	—	—
	5-28-10	—	—	—	—	—	—	63,984	$703,824
Bradley S. Forsyth	—	$86,100	$172,200	—	—	—	—	—	—
	5-28-10	—	—	—	—	—	—	13,045	$143,495
Jesse V. Crews	—	$87,500	$175,000	—	—	—	—	—	—
	5-28-10	—	—	—	—	—	—	15,909	$174,999
Donald A. Nunemaker	—	$77,500	$155,000	—	—	—	—	—	—
	5-28-10	—	—	—	—	—	—	14,091	$155,001
Thomas C. Nord	—	$74,000	$148,000	—	—	—	—	—	—
	5-28-10	—	—	—	—	—	—	13,455	$148,005

(1)
Reflects the minimum amount of the target awards from the 2010 annual incentive programs, assuming the Company's achievement of 50% of the financial goal established by the Board (no annual incentive is paid if the Company achieves less than 50% of that goal). For additional information, please see "Annual Incentive Compensation" above.

(2)
Reflects the full amount of the target awards from the 2010 annual incentive programs, assuming the Company's achievement of 100% of the financial goal established by the Board. For additional information, please see "Annual Incentive Compensation" above.

(3)
The amounts in this column represent the grant date fair value of awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.

        The following table sets forth certain information with respect to the outstanding equity awards held by the Named Executive Officers at the end of 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL 2010 YEAR-END

	Option Awards			Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Option Exercise Price($) (c)	Option Expiration Date (d)	Award Grant Date (e)	Number of Shares or Units of Stock That Have Not Vested (#) (f)(1)	Market Value of Shares or Units of Stock That Have Not Vested($) (g)
Charles F. Willis, IV	59,000	$9.20	8/5/2015	10/1/2007	22,962
	127,954	$5.01	3/3/2013	1/15/2008	38,752
	36,614	$4.68	5/8/2012	7/17/2008	8,832
	150,000	$5.40	10/12/2011	12/17/2008	58,500
	140,000	$10.00	2/27/2011	5/28/2010	63,984

					193,030	$2,515,181

Bradley S. Forsyth	—	—		10/1/2007	5,416
				1/15/2008	10,334
				7/17/2008	5,888
				12/17/2008	18,720
				5/28/2010	13,045

					53,403	$695,841

Jesse V. Crews	—	—		7/29/2009	7,500
				5/28/2010	15,909

					23,409	$305,019

Donald A. Nunemaker	28,000	$9.20	8/5/2015
	14,560	$5.01	3/3/2013
	35,440	$5.01	3/3/2013	10/1/2007	3,503
	26,106	$4.68	5/8/2012	1/15/2008	8,861
	50,544	$4.68	5/8/2012	12/17/2008	20,384
	18,917	$10.00	2/27/2011	5/28/2010	14,091

					46,839	$610,312

Thomas C. Nord	22,000	$9.20	8/5/2015	10/1/2007	6,829
				1/15/2008	8,644
				7/17/2008	5,888
				12/17/2008	14,913
				5/28/2010	13,455

					49,729	$647,969

(1)
Shares of restricted stock granted on 10/1/2007, 1/15/2008, 7/17/2008, 7/29/2009 and 5/28/10 vest in four equal annual installments on each anniversary of the grant date. Shares of restricted stock granted 12/17/2008 vest in five equal annual installments on each anniversary of the grant date.

        The following table sets forth certain information with respect to options exercised by the Named Executive Officer and stock that vested during fiscal year 2010.

OPTION EXERCISES AND STOCK VESTED
For Fiscal Year Ended 2010

	Option Awards		Stock Awards
Name of Executive Officer (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Charles F. Willis, IV	66,942	$287,202	66,255	$807,752
Bradley S. Forsyth	—	—	19,768	$238,101
Jesse V. Crews	—	—	2,500	$23,725
Donald A. Nunemaker	72,083	$450,517	14,729	$187,863
Thomas C. Nord	28,600	$332,618	19,068	$223,884

Termination and Change in Control Payments

        Employment contracts for Messrs. Willis, Forsyth, Nunemaker and Nord specify certain severance benefits to be paid in the event of an "Involuntary Termination" (i.e., termination of employment by the Company without cause or resignation by the employee for good reason) and, in the case of Messrs. Forsyth, Nunemaker and Nord, specified severance benefits in the event of an Involuntary Termination within 18 months following a change of control (a "Change of Control Termination"). As discussed above, Mr. Crews is employed by the Company pursuant to an offer letter which does not provide for severance benefits or other payments to be made to him upon a termination or change of control.

        The maximum of these benefits payable to Mr. Willis would represent (i) three times his base salary, plus (ii) a prorated portion of his annual incentives accrued during the year of termination, plus (iii) the average annual incentives he earned during the three years prior to his Involuntary Termination, plus (iv) distribution of unpaid deferred compensation, immediate vesting of all stock options and restricted stock, and continued coverage for three years under the Company's employee group benefit plans. Additionally, in the event Mr. Willis is terminated with less than the one year's notice required by his contract, he is entitled to a lump sum payment equal to his annual base salary prorated for the portion of the year for which he did not receive notice. Upon a change of control, Mr. Willis is entitled to immediate vesting of all stock options and restricted stock, whether or not his employment is terminated. In the event that Mr. Willis voluntarily retires, he is entitled to purchase or assume the lease for his company car, to continued payment for his club memberships and financial planning services in accordance with his contract, and to continued coverage under the Company's employee group benefit plans for one year following his retirement.

        The maximum of these severance benefits payable to Mr. Forsyth would represent (i) one year of his base salary for an Involuntary Termination or 18 months salary for a Change of Control Termination, plus (ii) payment of any vested annual incentives due as of his termination for an Involuntary Termination or Change of Control Termination, plus (iii) only in the case of a Change of Control Termination the average annual incentives he earned during the two years prior to his termination. In addition, he is entitled to immediate vesting of all stock options and restricted stock scheduled to vest during the two years following the termination date, and continued coverage under the Company's employee group benefit plans for one year following an Involuntary Termination, or for 18 months following a Change of Control Termination. Additionally, in the event Mr. Forsyth is terminated with less than the one year's notice required by his contract, he is entitled to a lump sum payment equal to one year of his annual base salary.

        The maximum of these severance benefits payable to Mr. Nunemaker would represent (i) one year of his base salary for an Involuntary Termination or 18 months base salary for a Change of Control Termination, plus (ii) a prorated portion of his annual incentives accrued during the year of termination for an Involuntary Termination or Change of Control Termination, plus (iii) in case of an Involuntary Termination, the average annual incentive he earned during the two years prior to his termination, or in case of a Change of Control Termination, one and one half times the average annual incentives earned during the two years prior to his termination. In addition, he is entitled to immediate vesting of all stock options and restricted stock, and continued coverage under the Company's employee group benefit plans for one year following an Involuntary Termination, or for 18 months following a Change of Control Termination. Additionally, in the event Mr. Nunemaker is terminated with less than the six months' notice required by his contract, he is entitled to a lump sum payment equal to six months' of his annual base salary.

        The maximum of these severance benefits payable to Mr. Nord would represent (i) six months of his base salary for an Involuntary Termination or one year's salary for a Change of Control Termination, plus (ii) payment of any vested annual incentives due as of his termination for an Involuntary Termination or Change of Control Termination, plus (iii) only in the case of a Change of Control Termination, the average annual incentive he earned during the two years prior to his termination. In addition, he is entitled to immediate vesting of all stock options and restricted stock scheduled to vest during the two years following the termination date, and continued coverage under the Company's employee group benefit plans for six months following an Involuntary Termination, or for one year following a Change of Control Termination. Additionally, in the event Mr. Nord is terminated with less than the six months' notice required by his contract, he is entitled to a lump sum payment equal to six months' of his annual base salary.

        However, if any of these payments or benefits would constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986 (the "Code"), as amended, and would be subject to the Excise Tax imposed by Section 4999 of the Code, the contract stipulates that payments to Messrs. Willis, Forsyth, Nunemaker and Nord will be reduced to an amount equal to the larger of the amount the executive would receive if their payment were reduced to a level that would not trigger the "parachute payment" excise tax, or the full payment subject to the excise tax.

        Other than as described above, if a named executive officer ceases to be employed by us because of his resignation or retirement (other than for reasons constituting a constructive termination under their employment agreements), no severance payments are owed by us.

        The following table shows potential payments to our Named Executive Officers under existing contracts for (i) an Involuntary Termination, and (ii) a Change of Control Termination, in each case, on December 31, 2010.

Potential Payments on Involuntary Termination and Change of Control Termination

	Willis				Forsyth		Crews		Nunemaker		Nord
	Termination		Change		Termination	Change	Termination	Change	Termination	Change	Termination	Change
Severance payment	$2,252,250		$2,252,250		$287,000	$430,500	—	—	$310,000	$465,000	$148,000	$296,000
Payment In lieu of notice	750,750		750,750		287,000	287,000	—	—	155,000	155,000	148,000	148,000
Annual incentives	3,435,945		3,435,945		104,772	359,071	$107,348	$107,348	318,191	430,071	90,479	323,765
Accelerated Vesting of Restricted Stock Awards(1)	2,515,181		2,515,181		529,552	529,552	—	—	610,312	610,312	495,544	495,544
Accrued Vacation and Sick Pay	115,500		115,500		39,800	39,800	26,900	26,900	41,100	41,100	45,600	45,600
Continued Coverage under all group plans	124,500		124,500		25,700	38,550	—	—	28,700	43,050	5,500	11,000
Club Memberships	23,400		23,400		—	—	—	—	—	—	—	—
Financial/Tax/Estate Planning	90,000		90,000		—	—	—	—	5,000	5,000	—	—

Total Severance Payment	$9,307,526	(2)	$9,307,526	(2)	$1,273,824	$1,684,473	$134,248	$134,248	$1,468,303	$1,749,533	$933,123	$1,319,909

(1)
The value of the unvested restricted stock awards as of December 31, 2010 was set forth in the Outstanding Equity Awards at Fiscal 2010 Year-End table and based on the Company's closing stock price on December 31, 2010 of $13.03. These values would be the same for both an Involuntary Termination and a Change of Control Termination. The additional aggregate value of equity vesting acceleration as of December 31, 2010 for both an Involuntary Termination and a Change of Control Termination for Messrs. Forsyth and Nord is limited to awards vesting in the two years following termination.

(2)
No adjustment in these numbers was made to reflect any reduction that would have been made so that payments would not trigger a parachute payment excise tax. However if an Involuntary Termination or Change of Control Termination occurred on December 31, 2010, such a reduction would likely have been necessary.

Director Compensation

        Our outside, independent (non-employee) directors are compensated by a combination of an annual cash retainer, and restricted stock, with additional stipends for the Chairs of the Audit and the Compensation Committees. In addition, new non-employee directors are granted 5,000 shares of restricted Company stock on their appointment.

        The Company does not provide additional compensation to executives who serve on the Board.

        In March 2009, based on an analysis of market levels for board compensation in companies the size of Willis Lease conducted by Smith Compensation Consulting, the Board voted to adopt a new schedule for independent director compensation, to be effective January 1, 2009. The total fee was increased to $97,000 per year, one-half payable in cash and one-half in the form of an award of restricted stock based on the closing price of the Company's shares on the date of the Annual Meeting of Stockholders. The Chair of the Audit Committee continues to receive a $10,000 stipend and the Compensation Chair receives a $5,000 stipend. Additionally, in December 2009, the Board voted to increase director compensation by 5% for 2010.

        The following table summarizes compensation by individual non-employee director for 2010.

DIRECTOR COMPENSATION
For Fiscal Year Ended 2010

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($)(1) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)		Total ($) (h)
Gérard Laviec(2)	$86,340	$50,929	—	—	—	—		$137,269
Hans Joerg Hunziker(2)	$59,240	$50,929	—	—	—	$60,200	(3)	$170,369
W. William Coon, Jr.	$50,925	$50,929	—	—	—	—		$101,854
Robert T. Morris	$60,925	$50,929	—	—	—	—		$111,854
Austin C. Willis	$50,925	$50,929	—	—	—	—		$101,854

(1)
The amounts in this column represent the grant date fair value of awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.

(2)
In recognition of the adverse effects of European exchange rates against the U.S. dollar, the Compensation Committee agreed to allow the compensation of European directors to be adjusted based on the rate in effect on their first election to the Board, effective January 1, 2008. This adjustment is paid in cash.

(3)
Payment under the Independent Contractor Agreement described below under "Certain Relationships and Related Transactions."

        The unvested restricted stock held by each director is as follows: Mr. Laviec, 4,327; Mr. Hunziker, 4,327; Mr. Coon, 5,577; Mr. Morris, 5,577; Mr. Willis, 6,827. Under the 2007 Plan each non-employee Board member received a restricted stock grant of 5,000 shares of common stock when they first become a non-employee Board member. In addition each individual who is to continue to serve as an independent director is granted approximately $50,925 worth of restricted stock based on the market price of our common stock on the date of the Company's Annual Meeting of Stockholders. Each 5,000 share initial restricted stock grant vests in a series of four successive equal annual installments over the recipient's period of continued service as a Board member measured from the grant date. Each approximate $50,925 value annual restricted stock grant vests in one installment on the recipients' completion of one year of Board service measured from the grant date.

PROPOSAL 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION

        The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act"), enables our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

        As described in detail under the heading "Executive Compensation—Compensation Discussion and Analysis," our executive compensation philosophy and programs are designed to foster a performance-oriented culture that aligns our executive officers' interests with those of our stockholders. Please read the "Compensation Discussion and Analysis" in the proxy statement for details about our executive compensation programs, including information about the fiscal year 2010 compensation of our named executive officers.

        We are asking our stockholders to indicate their support for the compensation arrangements with our named executive officers as described in this proxy statement. This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on our named executive officers' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking our stockholders to vote "FOR" the following resolution to be presented at the Annual Meeting:

  "RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company's Proxy Statement for the 2010 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosure."

        This "say-on-pay" vote is advisory, and therefore is not binding on the Company, the Compensation Committee or our board of directors. Our board of directors and our Compensation Committee value the opinions of our stockholders, and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders' concerns and the Compensation Committee will evaluate whether any actions are appropriate to address those concerns.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE RESOLUTION ABOVE, RELATING TO THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

 PROPOSAL 3
ADVISORY VOTE ON THE FREQUENCY OF
FUTURE ADVISORY VOTING ON EXECUTIVE COMPENSATION

        As a result of the Dodd-Frank Act, publicly-traded companies are required to hold an initial advisory stockholder vote to determine the future frequency of advisory votes on executive compensation, as well as periodic subsequent votes to confirm that frequency. Advisory votes on executive compensation may be held every one, two or three years under the Dodd-Frank Act. The Board is recommending an advisory vote every three years. This is because the Company's executive compensation programs are designed to drive long-term stockholder value; therefore the Company believes that holding an advisory vote on executive compensation every three years is sufficient and appropriate to assess whether these programs are appropriately motivating employees and driving stockholder value. If we were to hold such votes more frequently, we believe the potential for substantial changes in compensation programs as a result of those votes could interfere with the incentives being provided to executive officers to maximize long-term stockholder value. Corporate results could also be affected because the potential for more frequent changes in approach may result in a lack of focus on aligning compensation with longer-term Company strategies. In addition, due to the periodic volatility in our industry, the economy and in the stock markets, we believe a vote every three years will allow our stockholders to gain a more meaningful perspective on our compensation plans and programs than would occur with more frequent votes. Similar to the vote on executive compensation, this proposal is also an advisory vote and is not binding on the Company. However, the Company values the opinions expressed by our stockholders, and will consider the outcome of the votes both on executive compensation itself and on the frequency of votes when making future decisions on the frequency of such votes.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE OPTION OF "EVERY THREE YEARS" FOR FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee of the Board of Directors (the "Audit Committee") oversees our accounting function, internal controls and financial reporting process on behalf of the Board of Directors. The Audit Committee is composed of three directors, each of whom is independent as defined by the NASDAQ listing standards and operates pursuant to the Audit Committee Charter which is available on the Company's website (www.willislease.com).

        The Audit Committee reviews our financial reporting process on behalf of the Board. Management has primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. KPMG LLP ("KPMG"), the Company's independent auditor for 2010, is responsible for expressing opinions on the conformity of the Company's audited financial statements with generally accepted accounting principles and on the Company's internal control over financial reporting.

        In this context, the Audit Committee has reviewed and discussed with management and KPMG the audited financial statements for the year ended December 31, 2010 and KPMG's evaluation of the Company's internal control over financial reporting. The Audit Committee has discussed with KPMG the matters that are required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). KPMG has provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and the Audit Committee has discussed with KPMG that firm's independence. The Audit Committee has concluded that KPMG's provision of audit and non-audit services to the Company is compatible with KPMG's independence.

        Based on the review and discussions referred to above, the Audit Committee recommended to our Board that the audited financial statements for the year ended December 31, 2010 be included in our Annual Report on Form 10-K for 2010 for filing with the SEC. This report is provided by the following independent directors, who comprise the Audit Committee:

  Robert T. Morris, Audit Committee Chairman
  W. William Coon, Jr.
  Gérard Laviec

PROPOSAL 4
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

        The Audit Committee has appointed the firm of KPMG LLP ("KPMG") to audit our 2011 financial statements, and KPMG also served in this capacity in 2010. Although not required by the Company's Bylaws or otherwise, the Audit Committee and the Board of Directors believe it appropriate, as a matter of good corporate practice, to request that the stockholders ratify the appointment of KPMG as the Company's independent registered public accounting firm for fiscal year 2011. If the stockholders do not so ratify, the Audit Committee will reconsider the appointment and may retain KPMG or another firm without re-submitting the matter to the Company's stockholders. Even if the stockholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and the stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

  Fees Billed to Willis Lease by KPMG LLP

        For the 2010 and 2009 fiscal years, fees for services provided by KPMG LLP to us were as follows:

	2010	2009
Audit Fees(1)	$664,455	$646,721
Audit Related Fees	—	—
Tax fees	—	—
All other fees(2)	89,768	—

	$754,223	$646,721

(1)
Audit fees billed to us by KPMG during the 2010 and 2009 fiscal years include the audit of our annual financial statements and quarterly reviews of financial statements included in our quarterly reports on Form 10-Q.

(2)
Fees billed to us by KPMG during 2010 for professional services rendered in providing international tax consulting services. There were no other fees billed during 2009.

        All fees described above were approved by the Audit Committee.

        The Audit Committee requires that any services to be provided by our auditors must be approved in advance by the Audit Committee. If approval is required before the Committee can act, a single member of the Committee can approve an engagement, subject to ratification by the Committee at its next meeting. All services were pre-approved by the Committee or its Chair.

        KPMG will be at our Annual Meeting. They will have the opportunity to make a statement, if they desire to do so. They will be available to respond to appropriate questions from stockholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        As required by NASDAQ rules, all material discretionary transactions between us and our Directors, executive officers or known principal stockholders (or their respective affiliates) must be approved by the Audit Committee. The Audit Committee does not intend to approve any such transactions unless it believes that they are on terms no less favorable to us than could be obtained from unaffiliated third parties. On June 18, 2009, the Board adopted a formal policy governing the disclosure and approval of related party transactions. That policy is available on the Company's web site (www.willislease.com).

        Gavarnie Holding, LLC, a Delaware limited liability company ("Gavarnie") owned by Charles F. Willis, IV, purchased the stock of Aloha Island Air, Inc., a Delaware Corporation, ("Island Air") from Aloha AirGroup, Inc. ("Aloha") on May 11, 2004. Charles F. Willis, IV is the President, CEO and Chairman of our Board of Directors and owns approximately 30% of our common stock. As of December 31, 2010, Island Air leases three DeHaviland DHC-8-100 aircraft and four spare engines from us. The aircraft and engines on lease to Island Air have a net book value of $3.8 million at December 31, 2010. Beginning in 2006 Island Air experienced cash flow difficulties, which affected their payments to us due to a fare war commenced by a competitor, their dependence on tourism which has suffered from the current economic environment as well as volatile fuel prices. The Board of Directors approved lease rent deferrals which were accounted for as a reduction in lease revenue in the applicable periods. Because of the question regarding collectability of amounts due under these leases, lease rent revenue for these leases have been recorded on a cash basis until such time as collectability becomes reasonably assured. After taking into account the deferred amounts, Island Air owes us $2.8 million in overdue rent. We hold letters of credit for $0.2 million which may be used to partially offset our claims against Island Air.

        In October 2010, Island Air purchased one airframe from us, generating a net gain of $0.4 million. Effective January 2, 2011 we converted the operating leases with Island Air to a finance lease, with a principal amount of $7.0 million, under which they have resumed monthly payments. This transaction will increase operating income by $3.2 million which will be recognized over the five year term of the finance lease. We are also discussing a program for them to commence payments of the deferred amounts under the previous operating leases on a reduced basis. This program is dependent on their obtaining substantially similar concessions from their other major creditors.

        We have entered into several consignment agreements with J.T. Power, LLC ("J.T. Power"), an entity whose majority shareholder, Austin Willis, is the son of our President and Chief Executive Officer, and directly and indirectly, a shareholder of ours as well as a Director of the Company. Of those consignment agreements, four are currently outstanding. According to the terms of the first of those outstanding agreements, the Consignment Agreement dated January 22, 2008, J.T. Power is responsible to market and sell parts from the teardown of three engines with a book value of $4.2 million. During the year ended December 31, 2010, sales of consigned parts under this agreement were $45,100. Under this agreement, J.T. Power provides a minimum guarantee of net consignment proceeds of $3.3 million by January 22, 2012. Based on current estimated consignment proceeds, J.T. Power would be obligated to pay $0.8 million under the guarantee in January 2012. On November 17, 2008, we entered into another Consignment Agreement with J.T. Power in which they are responsible to market and sell parts from the teardown of one engine with a book value of $1.0 million. During the year ended December 31, 2010, sales of consigned parts under this agreement were $24,900. On February 25, 2009, we entered into another Consignment Agreement with J.T. Power in which they are responsible to market and sell parts from the teardown of one engine with a book value of $133,400. During the year ended December 31, 2010, sales of consigned parts under this agreement were $4,100. On July 31, 2009, we entered into another Consignment Agreement with J.T. Power in which they are responsible to market and sell parts from the teardown of one engine with a book value of $0.5 million. During the year ended December 31, 2010, sales of consigned parts under this agreement were $0.2 million. On July 27, 2006, we also entered into an Aircraft Engine Agency Agreement with J.T. Power, in which we will, on a non-exclusive basis, provide engine lease opportunities with respect to available spare engines at J.T. Power. J.T. Power will pay us a fee based on a percentage of the rent collected by J.T. Power for the duration of the lease including renewals thereof. We earned no revenue during the year ended December 31, 2010 under this program.

        The Company entered into an Independent Contractor Agreement dated September 9, 2009 with Hans Joerg Hunziker, a member of our Board of Directors. Under this Agreement, Mr. Hunziker provided services in connection with the identification and qualification of potential investors in our equity securities. The board has determined that, notwithstanding this limited assignment, Mr. Hunziker remains an independent director. During 2010, the Company incurred $60,200 in consulting fees related to this Agreement. This Agreement expired, by its terms, on October 31, 2010.

STOCKHOLDER PROPOSALS

        Stockholder proposals intended to be considered at the 2012 Annual Meeting of Stockholders must, under Rule 14a-8 of the Securities Exchange Act of 1934, be received by us no later than December 31, 2011. Your proposal(s) must be mailed to our executive offices, 773 San Marin Drive, Suite 2215, Novato, California 94998, Attention: Corporate Secretary. Your proposal(s) may be included in next year's proxy statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission.

        Alternatively, under our Bylaws, a proposal or nomination that you do not seek to include in our proxy statement pursuant to Rule 14a-8 may be submitted in writing to our Corporate Secretary for the 2012 Annual Meeting of Stockholders not less than 90 days prior to the first anniversary of the preceding year's annual meeting, unless the date of the 2012 Annual Meeting of Stockholders is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 60 days from the anniversary of the 2011 Annual Meeting. For our 2012 Annual Meeting of Stockholders, this means that your proposal(s) or nomination(s) must be submitted no later than February 18, 2012 (which is 90 calendar days before the anniversary of the 2011 Annual Meeting). If the date of our 2012 Annual Meeting of Stockholders is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 60 days from the anniversary of our 2011 Annual Meeting, you must submit any such proposal or nomination no later than the close of business on the later of the 90th day prior to the 2012 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of such meeting is first made. Your submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to your ownership of our common stock.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

        We are sending only one copy of our annual report and proxy statement to stockholders who share the same last name and address unless they have notified us that they want to continue receiving multiple copies. If you would like to have additional copies of our annual report and/or proxy statement mailed to you, or you would like to opt out of this practice for future mailings, please either contact us at 415-408-4700 or submit your request to Willis Lease Finance Corporation, attention Assistant Secretary, 773 San Marin Drive, Suite 2215, Novato, CA 94998. We will promptly send additional copies of the annual report and/or proxy statement upon receipt of such request. You may also contact us as described above if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future.

OTHER MATTERS

        Our management does not know of any matters to be presented at the 2011 Annual Meeting of Stockholders other than those set forth herein and in the Notice accompanying this proxy statement.

By Order of the Board of Directors,
Charles F. Willis, IV Chairman of the Board

Date: April 29, 2011

0 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14475 WILLIS LEASE FINANCE CORPORATION 2011 Annual Meeting of Stockholders May 18, 2011 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Charles F. Willis, IV, Thomas C. Nord and Bradley S. Forsyth, and each of them, as Proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse, all of the shares of Common Stock of WILLIS LEASE FINANCE CORPORATION held of record by the undersigned on March 21, 2011, at the 2011 Annual Meeting of Stockholders of the Company to be held on May 18, 2011 or at any adjournment thereof. The Board of Directors recommends a vote FOR THE NOMINEES listed in Proposal 1, FOR Proposal 2, a vote of 3 Years in Proposal 3, and FOR Proposal 4. This proxy will be voted in accordance with the choices specified by the undersigned on the other side of this proxy. IF NO INSTRUCTIONS TO THE CONTRARY ARE INDICATED HEREIN, THIS PROXY WILL BE TREATED AS A GRANT OF AUTHORITY TO VOTE FOR THE ELECTION OF THE NOMINEES FOR CLASS I OF THE BOARD OF DIRECTORS NAMED ON THE OTHER SIDE HEREOF, FOR PROPOSALS 2 AND 4, FOR “3 YEARS” FOR PROPOSAL 3, AND ON ANY OTHER MATTERS TO BE VOTED WHICH ARE PROPERLY BROUGHT BEFORE THE ANNUAL MEETING. PLEASE COMPLETE, SIGN AND DATE THIS PROXY AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. (Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF WILLIS LEASE FINANCE CORPORATION May 18, 2011 IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting and proxy statement are available at http://materials.proxyvote.com/970646 Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder must sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of Directors: Robert T. Morris W. William Coon, Jr. 2. Advisory vote on executive compensation. 3. Advisory vote on frequency of vote on executive compensation. 4 To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm. 5. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof. FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES NOMINEES: THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSAL 2, A VOTE OF 3 YEARS IN PROPOSAL 3, AND FOR PROPOSAL 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. 20230403000000000000 6 051811 FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN 2 years 1 year ABSTAIN 3 years